[FORM OF LETTER TO CERTAIN STOCKHOLDERS]


RE: MAYTAG CORPORATION


You should have recently received the Proxy materials for the upcoming Annual Meeting of Maytag Corporation. We have several items on this year's Proxy and would like to take this opportunity to highlight some of the major issues.

o    MAYTAG 2000 EMPLOYEE STOCK INCENTIVE PLAN. The Plan requests an additional
     3.9 million shares, which is less than 5% of the shares outstanding on the record date. The Board believes that the Plan will provide incentives, which link and align the personal interests of employees to those of the Corporation's shareholders. A significant amount of total compensation of our higher level employees is at risk in the form of equity-based grants, including stock options which are inherently performance based. We believe our compensation structure focuses management's attention on developing and implementing strategies that will positively affect the value of the stock over the long term. THE BOARD'S COMPENSATION COMMITTEE, MADE UP ENTIRELY OF INDEPENDENT OUTSIDE DIRECTORS APPROVED THE PLAN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PLAN.

o SHAREHOLDER PROPOSAL CONCERNING THE ANNUAL ELECTION OF THE ENTIRE BOARD OF DIRECTORS. The purpose of a staggered or classified board of directors is to safeguard the Corporation against the efforts of a third-party intent on quickly taking control of the business and not paying fair value for the business and its assets. If all Directors can be elected at once, a third-party can orchestrate the complete removal of all sitting directors. With the threat of an entirely new board, the current Board of Directors could lose the time needed to evaluate and react to any such third-party offer. The Board also believes that a classified Board of Directors facilitates continuity and stability in the composition of the Board by assuring that a majority of the Directors at any time will have prior experience and in-depth knowledge of the Corporation. STAGGERED BOARDS CAN BE USEFUL AGAINST INAPPROPRIATE TAKEOVERS. AN INDEPENDENT BOARD WILL USE THIS TOOL; TEN OUT OF TWELVE DIRECTORS ARE INDEPENDENT OUTSIDE DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

o SHAREHOLDER PROPOSAL TO REINSTATE SIMPLE-MAJORITY VOTE. The proponent's resolution is so vague that the Board is uncertain what is specifically being requested. There are various super- majority voting provisions in the Certificate of Incorporation. Only one, however, requires an 80% majority. Article Ninth of the Certificate of Incorporation requires an 80% vote of the shares outstanding and entitled to vote when a potential acquiror of the Corporation offers a premium price to some shareholders rather than the same price to all shareholders. The Board believes that it is unfair to permit a potential acquirer to pay a premium price to acquire a position in the Corporation and then offer the remaining shareowners a lower price. A super-majority voting requirement under such circumstances (a Fair Price provision) is necessary to protect the interest of all shareholders.


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     The Proponent's resolution might also refer to all super-majority provisions of the Certificate and Bylaws of the Corporation. Super-majority provisions assure that carefully considered corporate governance rules are not replaced without a substantial consensus majority for change. Super-majority provisions along with other defensive tools empower the Board to act in the shareholders' best interests by carefully considering and responding in a reasoned manner to hostile bids. In addition, repeal of all super-majority provisions would repeal the highly desirable Fair Price provision. SUPER-MAJORITY VOTING PROVISIONS CAN BE USEFUL AGAINST INAPPROPRIATE TAKEOVERS. AN INDEPENDENT BOARD WILL USE THIS TOOL; TEN OUT OF TWELVE DIRECTORS ARE INDEPENDENT OUTSIDE DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

o SHAREHOLDER PROPOSAL REGARDING "GOLDEN PARACHUTES". The Corporation's severance pay agreements enable the Corporation to attract and retain top management talent and would encourage executive officers to remain with the Corporation in the face of a potential change of control. Management can remain focused and objective during a potential change of control, rather than being distracted by the uncertainties of their future employment and personal financial situation, thereby allowing them to act decisively to maximize shareholder value for all shareholders. Requiring shareholder approval of executive severance pay agreements would hamper the Corporation's flexibility to act promptly and decisively in attracting and retaining executives and would put the Corporation at a disadvantage to other companies with which it competes for executive management. EXECUTIVE COMPENSATION IS MONITORED BY THE BOARD'S COMPENSATION COMMITTEE MADE UP ENTIRELY OF INDEPENDENT OUTSIDE DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

We encourage you to support the recommendations of management for the Stock Incentive Plan and against each of the shareholder proposals. Should you have any questions concerning any of the Proxy items, please contact Frederick G. Wohlschlaeger, Senior Vice President, General Counsel and Secretary (515-787-7040) or John Tolson, Director, Investor Relations (515-787-8136).

Respectfully,



Lloyd D. Ward,
Chairman & Chief Executive Officer